Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PayPal Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457	(h)	3,146	$55.5463	(2)	$174,752.52	(2)	$ $	92.70 per 1,000,000	$16.20
Equity	Common Stock, par value $0.0001 per share	457	(h)	6,837	$159.545	(3)	$1,090,809.17	(3)	$ $	92.70 per 1,000,000	$101.12

Total Offering Amounts							$1,265,561.69				$117.32

Total Fee Offsets											$0

Net Fee Due											$117.32

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Company that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the common stock of the Company.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding unvested options granted pursuant to the Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low sale prices for shares of common stock of the Company as reported on the NASDAQ Global Select Market as of January 27, 2022.

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